Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-258176 and No 333-261809) and on Form S-3 (No 333-277804, No 333-275054 and No 333-275055) of FirstSun Capital Bancorp of our report dated March 7, 2025 relating to the financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Crowe LLP

Dallas, Texas
March 7, 2025